Exhibit 99.1

For More Information, Contact:
Aileen Osborn	Rosemary Moothart/Rob Whetstone
QAD Vice President Finance	PondelWilkinson Inc.
805.566.6077	310.279.5968
investor@qad.com	investor@pondel.com

QAD Announces Fiscal 2006 First Quarter Financial Results

CARPINTERIA, Calif. — May 26, 2005 — QAD Inc. (NASDAQ:QADI) today reported financial results for the fiscal 2006 first quarter ended April 30, 2005.

For the fiscal 2006 first quarter, QAD posted revenue of $56.0 million, compared with $58.2 million in the same period last year.  License revenue was $13.9 million, compared with $14.5 million in the fiscal 2005 first quarter.  Maintenance and other revenue was $28.6 million, compared with $28.9 million in the first quarter last year.  Services revenue was $13.5 million versus $14.8 million last year.

Net income for the fiscal 2006 first quarter was $2.5 million, or $0.07 per diluted share.  Earnings were impacted by lower than expected license and services revenues.  In addition, the company recorded a one-time charge of $0.9 million related to facility exit costs, which is reflected in cost of revenues and operating expenses, and equates to $0.02 per diluted share, net of tax.  The current quarter also includes a $0.4 million tax benefit attributable to the reversal of a deferred tax asset valuation allowance, equal to $0.01 per diluted share.  For the same period last year, net income was $5.6 million, or $0.16 per diluted share, and included a $1.3 million tax benefit attributable to the reversal of a deferred tax asset valuation allowance, equal to $0.04 per diluted share.

Total revenues and earnings per diluted share for the fiscal 2006 first quarter are in line with preliminary results announced on May 12, 2005.

For the fiscal 2006 first quarter, gross margin was 60% compared with 62% in the same period last year, reflecting a lower services margin.

Total operating expenses for the fiscal 2006 first quarter were $30.1 million, compared with $30.6 million in the first quarter last year.

“QAD’s results for the quarter reflect softness in the global economy, particularly in Europe where manufacturing continues to be somewhat constrained,” said Karl Lopker, QAD chief executive officer.  “Going forward, we are extremely focused on growth through sales execution and are excited about the recent release of QAD Global Enterprise Edition, or GXE, the latest version of our flagship MFG/PRO.  GXE is based on our unique, comprehensive Domain platform that accommodates the specific needs of multinationals operating in both centralized and decentralized environments.  Leveraging this service-oriented architecture, GXE will benefit manufacturers with increased flexibility, rapid deployment and lower overall costs.”

QAD’s cash and equivalents balance at April 30, 2005 was $67.5 million.  For the fiscal 2006 first quarter, cash flow provided by operations was $3.8 million, continuing the company’s history of positive cash flow from operations.

Recent Highlights

•             In the fiscal 2006 first quarter, QAD received orders from 15 customers representing more than $500,000 each in combined license, support and services billings, including four orders of more than $1 million, two of which exceeded $2 million.

•             During the quarter, QAD sold licenses to global manufacturers in its six vertical markets, including sales to A.O. Smith, Amcor, Applica, China Resources Snow, de la Rue, Faurecia, Ford Motor, General Electric, Lear, OSI Systems, Nepon, Reed Hycalog, and Sanko.

•             QAD’s 2005 Explore User Conference in Washington D.C., May 15-18, attracted more than 1,000 participants, the highest attendance in the last three years.  Customers from around the world, along with QAD partners and industry analysts, joined QAD to gain powerful insights on succeeding in the global marketplace and learn more about the latest QAD solutions.

•             QAD unveiled QAD Global Enterprise Edition (GXE), the latest version of the company’s flagship enterprise software MFG/PRO.  GXE includes architectural changes and functionality that provide the advantages of centralized information for compliance and shared services while supporting the need for distributed manufacturers to set unique business rules at each division or factory.

•             QAD announced several new products and upgrades to existing modules that compliment GXE.  New modules include QXtend for open integration and interoperability, QAD Enhanced Controls for meeting compliance requirements, and QAD Mobile Field Service, which enables remote computing for better management of mobile field service organizations.  Upgrades include advancements to the user interface and the company’s solutions for Business Intelligence, e-Commerce, Trade Management and Warehousing.

•             The company launched QAD JIT Sequencing (Just-In-Time), a solution that addresses the sequenced production requirements of the automotive industry thereby enabling suppliers to work just-in-time to supply product to the original equipment manufacturer’s (OEM) production line.

•             Johnson Controls, a QAD customer since 1991, is implementing QAD JIT Sequencing technology in 50 sites across Europe, building on its commitment to the QAD platform as one of its corporate enterprise resource planning (ERP) standards.

•             QAD announced the QAD Learning Portal, a new gateway with expanded content enabling advanced self-study and Web-based training on QAD products and advanced manufacturing concepts.

•             QAD’s managing director of QAD Asia, Tony Yip, was named one of the “Ten Single Most Influential Figures” in manufacturing in China, recognizing QAD’s leadership as the largest provider of enterprise applications to automotive suppliers in China.

•             QAD recently announced the purchase of 2 million shares of QAD common stock from Recovery Equity Investors II, L.P. (REI II) for $14.8 million.

Business Outlook

For the fiscal 2006 second quarter, QAD expects to generate revenue between $55 million and $58 million.  The company expects second quarter earnings per diluted share in the range of $0.09 to $0.12, depending on the level and mix of revenue.  QAD anticipates posting full year fiscal 2006 revenue of $227 million to $240 million and earnings in the range of $0.42 to $0.57 per diluted share, assuming an effective tax rate of 23%.  The annual earnings per share estimate is higher than the company’s guidance provided on May 12, 2005, reflecting the benefit of the 2 million shares purchased from REI II.  These projections are subject to various risks, including corporate investment in information technology and global economic factors.

Investor Conference Call

QAD management will host an investor conference call today at 2:00 p.m. PDT (5:00 p.m. EDT) to review the company’s financial results and operations for the fiscal 2006 first quarter.  The conference call will be webcast and accessible on the investor relations section of QAD’s Web site, www.qad.com/company/ir, where it will be available for approximately one year.

About QAD

QAD is a leading provider of enterprise applications for global manufacturing companies.  QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time.  Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and medical products use QAD applications at approximately 5,300 licensed sites in more than 90 countries and in as many as 27 languages.  For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com.  “QAD” is a registered trademark of QAD Inc. All other products or Company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage improvements in the IT and economic environment; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors and their technological advances; delays in localizing the company’s products for new markets; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP), e-business and distributed order management software industries are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future growth. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2005 ended January 31, 2005.

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FINANCIAL TABLES FOLLOW

QAD Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	April 30,
	2005	2004
Revenue:
License fees	$13,879	$14,517
Maintenance and other	28,610	28,884
Services	13,495	14,787
Total revenue	55,984	58,188
Cost of revenue:
Cost of license fees	2,069	1,952
Cost of maintenance, service and other revenue	20,533	20,400
Total cost of revenue	22,602	22,352
Gross profit	33,382	35,836
Operating expenses:
Sales and marketing	15,052	14,978
Research and development	8,260	9,192
General and administrative	6,711	6,348
Amortization of intangibles from acquisitions	94	55
Total operating expenses	30,117	30,573
Operating income	3,265	5,263
Other expense (income):
Interest income	(335)	(150)
Interest expense	550	310
Other (income) expense, net	(22)	(209)
Total other expense (income)	193	(49)
Income before income taxes	3,072	5,312
Income tax expense (benefit)	569	(250)
Net income	$2,503	$5,562

Basic net income per share	$0.07	$0.16
Diluted net income per share	0.07	0.16

Basic weighted shares	33,852	33,982
Diluted weighted shares	34,813	35,566

QAD Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	April 30,	January 31,
	2005	2005
Assets
Current assets:
Cash and equivalents	$67,482	$55,289
Marketable securities	—	13,000
Accounts receivable, net	57,560	63,145
Other current assets	13,543	13,785
Total current assets	138,585	145,219

Property and equipment, net	40,643	39,701
Capitalized software costs, net	6,146	2,791
Goodwill	11,482	11,552
Other assets, net	8,071	7,830

Total assets	$204,927	$207,093

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$1,722	$1,725
Accounts payable and other current liabilities	41,814	45,130
Deferred revenue	69,848	70,805
Total current liabilities	113,384	117,660

Long-term debt	23,827	23,911
Other liabilities	1,527	1,485

Stockholders' equity:
Common stock	35	35
Additional paid-in capital	119,541	119,533
Treasury stock	(8,947)	(9,668)
Accumulated deficit	(38,654)	(40,154)
Unearned compensation - restricted stock	(330)	(440)
Accumulated other comprehensive loss	(5,456)	(5,269)
Total stockholders' equity	66,189	64,037

Total liabilities and stockholders' equity	$204,927	$207,093

QAD Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended
	April 30,
	2005	2004
Net cash provided by operating activities	$3,781	$6,428

Cash flows from investing activities:
Purchase of property and equipment	(2,673)	(4,407)
Capitalized software costs	(1,468)	(377)
Acquisitions of businesses, net of cash acquired	—	(766)
Proceeds from sale of marketable securities	13,000	—
Proceeds from sale of property and equipment	27	16
Net cash provided by (used in) investing activities	8,886	(5,534)

Cash flows from financing activities:
Proceeds from construction loan	—	3,632
Repayments of long-term debt	(87)	(382)
Proceeds from issuance of common stock	576	1,413
Dividends paid	(847)	—
Net cash (used in) provided by financing activities	(358)	4,663

Effect of exchange rates on cash and equivalents	(116)	(475)
Net increase in cash and equivalents	12,193	5,082
Cash and equivalents at beginning of period	55,289	46,784
Cash and equivalents at end of period	$67,482	$51,866